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                                                        Exhibit 3.1

                   ARTICLES OF AMENDMENT AND RESTATEMENT
                                    OF
                         ARTICLES OF INCORPORATION
                                    OF
                     HOME PROPERTIES OF NEW YORK, INC.


     Home Properties of New York, Inc., a Maryland corporation (the "Corporation"), for the purpose of amending and restating its Articles of Incorporation ("Charter") pursuant to Section 2-609 of the Maryland General Corporation Law (the "Act"), hereby certifies that:

     FIRST: The Corporation desires to amend its Charter as set forth in these Articles of Amendment and Restatement and to restate its Charter as currently in effect after giving effect to such amendments.

     SECOND: The following provisions are all of the provisions of the Charter currently in effect after giving effect to the amendments effected hereby:



                                 ARTICLE I
                               INCORPORATION

     Norman P. Leenhouts and Nelson B. Leenhouts, being at least eighteen
(18) years of age, formed the Corporation under the Act.


                                ARTICLE II
                                   NAME

     The name of the Corporation is Home Properties of New York, Inc.


                                ARTICLE III
                                 PURPOSES

     The Corporation is formed for the purpose of engaging in any lawful act or activity for which corporations may be organized under the Act.


                                ARTICLE IV
               PRINCIPAL OFFICE, REGISTERED OFFICE AND AGENT

     The address of the principal office of the Corporation is 850 Clinton Square, Rochester, New York 14604. The address of the Corporation's principal office and registered office in the State of Maryland is 11 East Chase Street, Baltimore, Maryland 21202, and the name of its registered agent at such address is The Prentice-Hall Corporation System, Maryland.


                                 ARTICLE V
                                 DIRECTORS

     The number of directors of the Corporation shall be three, which number may be increased or decreased to not fewer than three in accordance with the Bylaws of the Corporation. The directors currently in office are:

               Norman P. Leenhouts
               Nelson B. Leenhouts
                  Amy L. Tait



                                ARTICLE VI
    AUTHORIZED CAPITAL STOCK; RIGHTS AND PREFERENCES; ISSUANCE OF STOCK

      6.1 AUTHORIZED CAPITAL STOCK. The total number of shares of stock (the "Stock") which the Corporation has authority to issue is fifty million (50,000,000) shares, consisting of (A) thirty million (30,000,000) shares of common stock, par value $.01 per share ("Common Stock"); (B) ten million (10,000,000) shares of excess stock, par value $.01 per share ("Excess Stock"); and (C) ten million (10,000,000) shares of preferred stock, par value $.01 per share ("Preferred Stock"). The aggregate par value of all the shares of all classes of Stock is $500,000.

      6.2 PREFERRED STOCK. The Board of Directors may issue the Preferred Stock in one or more series consisting of such numbers of shares and having such preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption of stock as the Board of Directors may from time to time determine when designating such series.

            6.2.1 BOARD AUTHORITY. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

                        (A) the designation of the series, which may be by
                  distinguishing number, letter or title;

                  (B) the number of shares of the series, which number the Board of Directors may thereafter increase or decrease (but not below the number of shares thereof then outstanding);

                  (C) whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series;

                        (D) the dates at which dividends, if any, shall be
                  payable;

                        (E) the redemption rights and price or prices, if any,
                  for shares of the series;

                  (F) the terms and amounts of any sinking fund to be established for the purchase or redemption of shares of the series;

                  (G) the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

                  (H) whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or rate, any adjustments thereof, the date or dates on which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

                        (I) restrictions on the issuance of shares of the same
                  series or of any other class or series;

                        (J) the voting rights, if any, of the holders of shares
                  of the series; and

                        (K) ownership and transfer restrictions which are
                  consistent with Article VII hereof.

            6.2.2 RIGHTS UPON LIQUIDATION. Unless the terms of a series of Preferred Stock provide otherwise, with respect to any distribution of the assets of the Corporation following the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the portion of the assets distributed to each holder of shares of each series of Preferred Stock shall be determined in accordance with the terms of such series assuming that any shares of Excess Preferred Stock (as defined in Subsection 7.5.4) which resulted from the conversion of shares of such series of Preferred Stock are outstanding shares of Preferred Stock of such series.

            6.2.3 EXCHANGE. Notwithstanding any provision of the terms of a series of Preferred Stock, shares of Preferred Stock shall automatically and without further action convert into shares of Excess Preferred Stock, and shares of Excess Preferred Stock shall automatically and without further action convert into shares of Preferred Stock, at the times and in the manner provided in
            Section 7.5 hereof.

      6.3 COMMON STOCK. The Common Stock shall be subject to the express terms of the Preferred Stock and every series thereof. Each share of Common Stock shall be equal to every other share of Common Stock.

            6.3.1 DIVIDEND RIGHTS. The holders of shares of Common Stock shall be entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor.

            6.3.2 RIGHTS UPON LIQUIDATION. With respect to any distribution of the assets of the Corporation following the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, each holder of shares of Common Stock shall be entitled to receive, ratably with each other holder of shares of Common Stock or Excess Common Stock (as defined in
            Subsection 7.5.4), that portion of the assets of the Corporation available for distribution to the holders of its Common Stock and Excess Common Stock as the number of shares of Common Stock held by such holder bears to the total number of shares of Common Stock and Excess Common Stock then outstanding.

            6.3.3 VOTING RIGHTS. The holders of shares of Common Stock shall be entitled to vote on all matters submitted to the holders of Common Stock for a vote at all meetings of the stockholders, and each holder of shares of Common Stock shall be entitled to one vote for each share of Common Stock held by such stockholder.

            6.3.4 EXCHANGE. Shares of Common Stock shall automatically and without further action convert into shares of Excess Common Stock, and shares of Excess Common Stock shall automatically and without further action convert into shares of Common Stock, at the times and in the manner provided in Section 7.5 hereof.

      6.4 EXCESS STOCK. The voting, distribution, redemption and certain other rights, qualifications and limitations of shares of Excess Stock are set forth in Section 7.5 hereof.

      6.5 PREEMPTIVE RIGHTS. Except as may be provided in the terms of any series of Preferred Stock as designated by the Board of Directors, no stockholder shall have any preferential or preemptive right to acquire additional shares of Stock.

      6.6 CLASSIFICATION OF STOCK. The Board of Directors may classify or reclassify any unissued shares of Stock from time to time by setting or changing the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications, and the terms and conditions of redemption of those shares of Stock, including, but not limited to, the reclassification of (A) unissued shares of Common Stock to shares of Preferred Stock or Excess Stock, (B) unissued shares of Preferred Stock to shares of Common Stock or Excess Stock, (C) unissued shares of Excess Stock to shares of Common Stock or Preferred Stock or (D) the issuance of any rights plan or similar plan.

      6.7 ISSUANCE OF STOCK. The Board of Directors may authorize the issuance from time to time of shares of Stock of any class, whether now or hereafter authorized, or securities or rights convertible into shares of Stock, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a share split or dividend), subject to such restrictions or limitations, if any, as may be set forth in the Bylaws of the Corporation.


                                ARTICLE VII
                   LIMITATIONS ON TRANSFER AND OWNERSHIP

      7.1 LIMITATIONS ON TRANSFER. The shares of Stock (other than Excess Stock) shall be freely transferable by the record owner thereof, provided that if any purported transfer of Stock, if effective, would (A) cause all shares of Common Stock and Preferred Stock to be owned by fewer than 100 persons,
(B) result in the Corporation being closely held within the meaning of
Section 856(h) of the Internal Revenue Code of 1986, as amended (the "Code"),
(C) otherwise result in the Corporation failing to satisfy any of the requirements (without considering provisions allowing the Corporation to cure such failure) necessary for the Corporation to qualify as a Real Estate Investment Trust (a "REIT") under the Code or (D) result in a violation of
Section 7.2 by the purported transferee or any other person, then such purported transfer shall be void AB INITIO with respect to the portion of the shares of Stock purported to be transferred as is necessary to prevent such result, except to the extent necessary to give effect to Section 7.10 hereof. The intended transferee of such shares (whether or not such intended transferee is the stockholder who would be in violation of Section 7.2 if the purported transfer were effected) shall acquire no rights therein, and the transfer of such shares will not be reflected on the Corporation's stock record books. For purposes of this Article VII, (X) a "transfer" of shares of Stock shall mean any sale, transfer, gift, hypothecation, pledge, assignment, or other disposition, whether voluntary or involuntary, by operation of law or otherwise and (Y) a person (which includes natural persons, corporations, trusts, partnerships, and other entities) shall be deemed to be the beneficial owner of the Stock ("Beneficial Ownership") that such person: (1) actually owns, (2) constructively owns after applying the rules of Section 544 of the Code as modified in the case of a REIT by Section 856(h) of the Code, or (3) has the right to acquire upon exercise of outstanding rights, options or warrants, or upon conversion of any securities convertible into Stock, if any. Each certificate representing shares of Stock shall bear an appropriate legend reflecting the provisions of this Article VII.

      7.2 LIMITATIONS ON OWNERSHIP.   Commencing on the date of the sale of
shares of Common Stock pursuant to the Corporation's first effective registration statement for Common Stock filed with the Securities and Exchange Commission under the Securities Act of 1933 (the "Initial Public Offering Date"), or such earlier time as the Board of Directors may determine, and except as provided by Section 7.6 hereof, no person shall at any time have Beneficial Ownership of shares of Stock with an aggregate value in excess of the amounts specified in this Section 7.2.

            7.2.1 OWNERSHIP LIMIT. Any person, other than an Existing Holder as defined in Subsection 7.2.2 below, may have Beneficial Ownership of up to 8% of the aggregate value of all outstanding Stock of the Corporation (the "Ownership Limit").

            7.2.2 EXISTING HOLDER LIMIT. Stockholders who would exceed the Ownership Limit on the day immediately following the Initial Public Offering Date, assuming that all units of Home Properties of New York, L.P. ("Units") are counted as shares of Common Stock, and any stockholder who would exceed the Ownership Limit as a result of receiving Stock from any of the foregoing by devise, gift or otherwise (each, an "Existing Holder"), may continue to hold the number of shares of Stock they hold on such date and may acquire additional Stock upon (A) the exchange of Units for shares of Common Stock, (B) the exercise of stock options or receipt of grants of Stock pursuant to a stock benefit plan, (C) the acquisition of Stock pursuant to a dividend reinvestment plan, (D) the transfer of Stock from an Existing Holder or the estate of an Existing Holder by devise, gift or otherwise, or (E) the foreclosure on a pledge of Stock; provided, no such acquisition may cause any Existing Holder to have Beneficial Ownership of more than 17.5% of the aggregate value of all outstanding Stock of the Corporation or any two Existing Holders whose Stock is not attributable to the other under Section 544 of the Code to have Beneficial Ownership of more than 25.5% of the aggregate value of all the outstanding Stock of the Corporation (the "Existing Holder Limit").

            7.2.3 ADJUSTMENTS TO LIMITATIONS. The Board of Directors may from time to time increase or decrease either the Ownership Limit or Existing Holder Limit, subject to the following limitations:
            (A) after giving effect to such increase or decrease, five Persons who are considered individuals pursuant to Section 542(a)(2) of the Code must not be able to Beneficially Own, in the aggregate, more than 49.5% in value of the outstanding Stock, (B) no decrease in the Ownership Limit or Existing Holder Limit may cause any stockholder who was not already in violation of this Section 7.2 to become in violation of this Section 7.2, and (C) prior to such increase, the Board of Directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT.

      7.3 STOCKHOLDER INFORMATION. Each person having Beneficial Ownership of Stock shall disclose the following information to the Corporation:

            7.3.1 INFORMATION REQUESTED. Upon demand of the Corporation, such information with respect to such stockholder's direct and indirect Beneficial Ownership of Stock as the Board of Directors in its discretion deems necessary or appropriate in order that the Corporation may fully comply with all provisions of the Code relating to REITs and all regulations, rules and cases promulgated or decided thereunder (the "REIT Provisions") and to comply with the requirements of any taxing authority or governmental agency; and

            7.3.2 SIGNIFICANT INTERESTS. If a person Beneficially Owns 5% or more of the aggregate value of all outstanding Stock of the Corporation, such person shall, no later than January 31 of each year, give the Corporation written notice of such person's name and address and the number of shares of Stock Beneficially Owned by such person and the manner in which such shares are held.

      7.4 TRANSFEREE INFORMATION. Whenever the Board of Directors deems it reasonably necessary to protect the tax status of the Corporation as a REIT under the REIT Provisions, the Board of Directors may require a statement or affidavit from each proposed transferee of Stock setting forth the number of shares of Stock already Beneficially Owned by such proposed transferee and any related person specified by the Board of Directors. If, in the opinion of the Board of Directors, any proposed transfer may jeopardize the qualification of the Corporation as a REIT, the Board of Directors shall have the right, but not the duty, to refuse to permit the transfer of such Stock to the proposed transferee. Except as provided in Section 7.10 hereof, all contracts for the transfer of Stock shall be subject to this Section 7.4.

      7.5  EXCESS STOCK.

            7.5.1 CONVERSION INTO EXCESS STOCK. If, notwithstanding the other provisions contained in this Article VII, at any time after the Initial Public Offering Date there is a purported transfer of Stock or a change in the capital structure of the Corporation (including any redemption of Excess Stock pursuant to Subsection 7.5.7) as a result of which any person would Beneficially Own Stock in excess of the Ownership Limit or Existing Holder Limit, as applicable, then the shares of Stock in excess of the Ownership Limit or Existing Holder Limit (rounded up to the nearest whole share) shall automatically and without further action convert into an equal number of shares of Excess Stock. Such conversion shall be effective as of the close of business on the business day prior to the date of the purported transfer of Stock or the change in capital structure, and no cancellation of the certificates representing shares of converted Stock or issuance of certificates representing shares of Excess Stock shall be necessary to document such conversion. Automatically upon conversion, the shares of Excess Stock shall be issued and outstanding Stock of the Corporation under the Act and shares of Stock converted into such
            Excess Stock shall no longer be issued and outstanding.   In the
            case where a purported transfer of Stock causes a stockholder other than the purported transferee to Beneficially Own shares of Stock in excess of the Ownership Limit or Existing Holder Limit, the shares of Stock purportedly transferred in the amount of such excess shall convert into Excess Stock rather than Stock already held by the non-transferee stockholder, notwithstanding the fact that the purported transferee would not Beneficially Own Stock in excess of the Ownership Limit or Existing Holder Limit applicable to such transferee.

            7.5.2 OWNERSHIP IN TRUST. Upon any purported transfer of Stock or change in the capital structure of the Corporation that results in a conversion of shares of Stock into Excess Stock pursuant to Subsection 7.5.1, such shares of Excess Stock shall be deemed to have been transferred to a separate trust for the exclusive benefit of the person or persons to whom such Excess Stock can ultimately be transferred without resulting in a violation of Section 7.2 hereof, the trustee of which shall be the Corporation. The purported transferee of stock which converts into Excess Stock as a result of a purported transfer, or the record owner of Stock which converts into Excess Stock as a result of a change in the capital structure of the Corporation (each an "Excess Holder"), shall have no rights in such Excess Stock, except the right to designate a beneficiary of the trust created under this Subsection 7.5.2 in accordance with the terms specified in Subsection 7.5.6.

            7.5.3 DIVIDEND RIGHTS. Except as provided in Subsection 7.5.4, Excess Stock shall not be entitled to any dividends or other distributions. Any dividend or distribution paid with respect to Stock which has converted into Excess Stock prior to the discovery by the Corporation that such conversion has occurred shall be repaid by the recipient thereof to the Corporation upon demand, and any dividend or distribution declared but unpaid shall be rescinded as void AB INITIO with respect to such shares of Excess Stock.

            7.5.4 RIGHTS UPON LIQUIDATION. With respect to any distribution of the assets of the Corporation following the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, each trust holding shares of Excess Stock resulting from the conversion of Common Stock ("Excess Common Stock") shall be entitled to receive, ratably with each other holder of shares of Common Stock or Excess Common Stock, that portion of the assets of the Corporation available for distribution to the holders of Common Stock and Excess Common Stock as the number of shares of Excess Common Stock held by such trust bears to the total number of shares of Common Stock and Excess Common Stock then outstanding. With respect to any distribution of the assets of the Corporation following the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, each trust holding shares of Excess Stock resulting from the conversion of Preferred Stock ("Excess Preferred Stock") shall be entitled to receive the pro rata share of the assets of the Corporation available for distribution to the holders of Preferred Stock of the series from which such shares of Excess Preferred Stock were converted which such trust of Excess Preferred Stock would be entitled to receive if such shares of Excess Preferred Stock were shares of Preferred Stock of the series from which such shares of Excess Preferred Stock were converted.

            7.5.5 VOTING RIGHTS. No stockholder may vote any shares of Excess Stock. The shares of Excess Stock will not be considered to be issued or outstanding for the purpose of any stockholder vote or for the purpose of determining whether a quorum for such a vote is present.

            7.5.6 RESTRICTIONS ON TRANSFER. Excess Stock shall not be transferable. The Excess Holder of shares of Stock which convert into Excess Stock may freely designate a beneficiary of the trust holding such shares of Excess Stock if: (A) the shares of Excess Stock held in the trust, if any, would not be Excess Stock in the hands of the proposed beneficiary and (B) the Excess Holder does not receive a price for designating a person as beneficiary which
            is in excess of the following (the "Maximum Consideration"):   (i)
            in the case of Excess Stock held by such trust which resulted from a purported transfer where value was given, the price the Excess Holder paid for the Stock which converted into the Excess Stock held by the trust or (ii) in the case where Excess Stock resulted from a change in the capital structure of the Corporation or a purported transfer where value was not given (e.g., the shares were received through a devise, gift or other transaction), a price equal to the aggregate Market Price (as defined in Subsection 7.5.7) of all shares of the Stock that were converted into Excess Stock, as of the date of the purported transfer or change in the capital structure of the Corporation that resulted in the Excess Stock. No designation of a beneficiary shall be effective unless the Excess Holder has given advance notice to the Corporation of the intended beneficiary and, unless such rights have expired, the Corporation has agreed in writing to waive its redemption rights under Subsection 7.5.7. Upon the designation of a beneficiary of a trust in compliance with this Subsection 7.5.6, any shares of Excess Stock held by the trust shall automatically and without further action convert into an equal number of shares of Stock of the same class and series from which they were originally converted and such shares of Stock shall be transferred of record to the designated beneficiary. If, prior to the designation of a beneficiary of a trust, the shares of Excess Stock held by such trust have been redeemed by the Corporation pursuant to Subsection 7.5.7 or the Corporation has been liquidated and payments have been made to such trust pursuant to Subsection 7.5.4, the sole right of the beneficiary of the trust shall be to receive the proceeds of such redemption or liquidation, without interest. Upon the transfer of the property held by the trust to the beneficiary, the trust shall automatically terminate.

            7.5.7 CORPORATION'S REDEMPTION RIGHT. All shares of Excess Stock shall be deemed to have been offered for sale to the Corporation, or its designee, at a price equal to the lesser of (A) the Maximum Consideration or (B) the Market Price the Excess Stock would have if it consisted of the shares of Stock from which it was converted, as of the date the Corporation, or its designee, accepts such offer . The Corporation shall have the right to accept such offer at any time until the date ninety (90) days after the date on which the Excess Holder gives written notice to the Corporation of any event (including without limitation redemptions or repurchases of Stock by the Corporation) or any purported transfer that results in the conversion of Stock into Excess Stock, which notice specifies the amount of all Stock Beneficially Owned by such Excess Holder and the manner in which such Stock is held. For purposes of this
            Article VII, "Market Price" means for any share of Stock, the average daily per share closing sales price of a share of such Stock if shares of such Stock are listed on a national securities exchange or quoted on the National Association of Securities Dealers Automated Quotation National Market System (the "NASDAQ NMS"), and if such shares are not so listed or quoted, the Market Price shall be the mean between the average per share closing bid prices and the average per share closing asked prices, in each case during the 30-day period ending on the business day prior to the date for which the Market Price is being determined, or if there have been no sales on a national securities exchange or on the NASDAQ NMS and no published bid and asked quotations with respect to shares of such Stock during such 30-day period, the Market Price shall be the price determined by the Board of Directors in good faith.

      7.6 EXCEPTIONS TO CERTAIN OWNERSHIP AND TRANSFER LIMITATIONS. The Ownership Limit or Existing Holder Limit set forth in Section 7.2 shall not apply to the following shares of Stock and such shares shall not be deemed to be Excess Stock at the times and subject to the terms and conditions set forth in this Section 7.6:

            7.6.1 Subject to the provisions of Section 7.7, shares of Stock which the Board of Directors in its sole discretion may exempt from the Ownership Limit or Existing Holder Limit (either before or after their conversion into Excess Stock) while owned by a person who has provided the Corporation with evidence and assurances acceptable to the Board of Directors that the qualification of the Corporation as a REIT would not be jeopardized thereby.

            7.6.2 Subject to the provisions of Section 7.7, shares of Stock acquired and held by an underwriter in a public offering of Stock, or in any transaction involving the issuance of Stock by the Corporation, in which the Board of Directors determines that the underwriter initially acquiring such Stock will make a timely distribution of such Stock to or among other persons so that, following such distribution, the Corporation will continue to be in compliance with the REIT Provisions and no transferee of such Stock, or person to whom the ownership of any of such Stock is attributable under Section 544 of the Code, will be in violation of
            Section 7.2 hereof.

            7.6.3 Shares of Stock acquired pursuant to an all cash tender offer made for all outstanding shares of Stock of the Corporation in conformity with applicable federal and state securities laws where not fewer than two-thirds of the outstanding shares of Stock (not including Stock or securities convertible into Stock held by the tender offeror and/or any "affiliates" or "associates" thereof within the meaning of the Securities Exchange Act of 1934) are duly tendered and accepted pursuant to the cash tender offer and where the tender offeror commits in such tender offer, if the tender offer is so accepted by the holders of such two-thirds of the outstanding Stock, as promptly as practicable thereafter to give any holders who did not accept such tender offer a reasonable opportunity to put their Stock to the tender offeror at a price not less than the price per share paid for Stock tendered pursuant to the tender offer.

      7.7 AUTHORITY TO REVOKE EXEMPTIONS TO LIMITATIONS. The Board of Directors, in its sole discretion, may at any time revoke any exemption pursuant to Subsections 7.6.1 or 7.6.2 in the case of any stockholder, and upon such revocation, the provisions of Section 7.2 and 7.5 shall immediately become applicable to such stockholder and all Stock of which such stockholder may have Beneficial Ownership. A decision to exempt or refuse to exempt from the Ownership Limit or Existing Holder Limit the ownership of certain designated shares of Stock, or to revoke an exemption previously granted, shall be made by the Board of Directors in its sole discretion, on any basis whatsoever, including, but not limited to, the preservation of the Corporation's qualification as a REIT.

      7.8 SEVERABILITY. If any provision of this Article VII or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction, the validity of the remaining provisions of this Article VII shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court. To the extent this Article VII may be inconsistent with any other provision of this Charter, this Article VII shall be controlling.

      7.9 AUTHORITY OF THE BOARD OF DIRECTORS. Subject to Section 7.10 hereof, nothing contained in this Article VII or in any other provision of this Charter shall limit the authority of the Board of Directors to take such action as it deems necessary or advisable to protect the Corporation and the interest of the stockholders by preserving the Corporation's qualification as a REIT under the REIT Provisions. In applying the provisions of this Article VII, the Board of Directors may take into account the lack of certainty in the REIT Provisions relating to the ownership of stock that may prevent a corporation from qualifying as a REIT and may make interpretations concerning the Ownership Limit, Existing Holder Limit, Excess Stock, Beneficial Ownership and related matters on as conservative a basis as the Board of Directors deems advisable to minimize or eliminate uncertainty as to the Corporation's continued qualification as a REIT.

      7.10 NEW YORK STOCK EXCHANGE. Nothing in this Charter shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange.

      7.11 AMBIGUITY.    In the case of any ambiguity in the application of any
provision of this Article VII, such provision shall be applied in the manner determined by the Board of Directors to be most likely to preserve the status of the Corporation as a REIT.

      7.12 CONTINGENCY ARRANGEMENT. If any of the restrictions on ownership or transfer, conversion provisions or trust arrangements set forth in this Article VII are determined to be void, invalid or unenforceable by virtue of any legal decision, statute, rule or regulation, then the Excess Holder of any Stock which would convert into Excess Stock pursuant to Section 7.5 hereof if enforceable shall be deemed to have acted as an agent on behalf of the Corporation in acquiring such Stock and to be holding it on behalf of the Corporation unless the Corporation, after learning of the fact that such Stock would have converted into Excess Stock, notifies the Excess Holder that it waives its rights as principal under this Section 7.12. The Excess Holder shall transfer such Stock to the Corporation upon request, and, upon such transfer, the Corporation shall reimburse the Excess Holder for the purchase price of such Stock, net of any dividends paid to the Excess Holder with respect thereto.

      7.13 TERMINATION OF EFFECTIVENESS. Notwithstanding any other provision of this Charter, if the Corporation's status as a REIT is voluntarily revoked or terminated by the Corporation, this Article VII shall have no further force and effect.


                               ARTICLE VIII
     RIGHTS AND POWERS OF CORPORATION, BOARD OF DIRECTORS AND OFFICERS

     In carrying on its business, or for the purpose of attaining or furthering any of its objects, the Corporation shall have all of the rights, powers and privileges granted to corporations by the laws of the State of Maryland, as well as the power to do any and all acts and things that a natural person or partnership could do as now or hereafter authorized by law, either alone or in partnership or conjunction with others. In furtherance and not in limitation of the powers conferred by statute, the powers of the Corporation and of the Directors and stockholders shall include the following:

      8.1 INTERESTED TRANSACTIONS. Any director or officer individually, or any firm of which any director or officer may be a member, or any corporation or association of which any director or officer may be a director or officer or in which any director or officer may be interested as the holder of any amount of its capital stock or otherwise, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the Corporation, and, in the absence of fraud, no contract or other transaction shall be thereby affected or invalidated; provided, however, that (A) such fact shall have been disclosed or shall have been known to the Board of Directors or the committee thereof that approved such contract or transaction and such contract or transaction shall have been approved or satisfied by the affirmative vote of a majority of the disinterested directors, or (B) such fact shall have been disclosed or shall have been known to the stockholders entitled to vote, and such contract or transaction shall have been approved or ratified by a majority of the votes cast by the stockholders entitled to vote, other than the votes of shares owned of record or beneficially by the interested director, officer, corporation, firm or other entity, or (C) the contract or transaction is fair and reasonable to the Corporation. Any director of the Corporation who is also a director or officer of, or holds an interest in such other corporation or association, or who, or the firm of which he is a member, is so interested, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of the Corporation which shall authorize any such contract or transaction, with like force and effect as if he were not such director or officer of such other corporation or association or were not so interested or were not a member of a firm so interested.

      8.2 CHARTER AMENDMENTS. The Corporation reserves the right, from time to time, to make any amendment to this Charter, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in this Charter, of any outstanding Stock.

      8.3 OTHER POWERS. Except as otherwise provided in this Charter or the Bylaws of the Corporation, as amended from time to time, the business of the Corporation shall be managed by its Board of Directors. The Board of Directors shall have and may exercise all the rights, powers and privileges of the Corporation except those that are by law, this Charter or the Bylaws of the Corporation, conferred upon or reserved to the stockholders. Additionally, the Board of Directors is hereby specifically authorized and empowered from time to time in its discretion:

            8.3.1 DEBT. To borrow and raise money, without limit and upon any terms, for any corporate purposes; and, subject to applicable law, to authorize the creation, issuance, assumption or guaranty of bonds, debentures, notes, or other evidences of indebtedness for money so borrowed, to include therein such provisions as to redeemability, convertibility, or otherwise, as the Board of Directors, in its sole discretion, determines, and to secure the payment of principal, interest, or sinking fund in respect thereof by mortgage upon, or the pledge of, or the conveyance or assignment in trust of, all or any part of the properties, assets and goodwill of the Corporation then owned or thereafter acquired.

            8.3.2 BYLAW AMENDMENTS. The Board of Directors shall have the power to make, alter, amend, change, add to or repeal the Bylaws of the Corporation.

            8.3.3 DIVIDENDS. To the extent permitted by law, to declare and pay dividends or other distributions to the stockholders from time to time out of the earnings, earned surplus, paid-in surplus or capital of the Corporation, notwithstanding that such declaration or payment may result in the reduction of the capital of the Corporation. In connection with any dividends or other distributions upon the Stock, the Corporation need not reserve any amount from such dividend or other distributions to satisfy any preferential rights of any stockholder.


                                ARTICLE IX
                        SPECIAL VOTING REQUIREMENTS

      9.1 MAJORITY VOTE REQUIRED. Except as otherwise specifically provided in this Charter, any vote of stockholders required by the Act to approve any amendment or restatement of this Charter, consolidation, merger, share exchange or transfer of assets shall be satisfied by the affirmative vote of a majority of the votes entitled to be cast on the matter.

      9.2 INTERESTED STOCKHOLDER TRANSACTIONS. Pursuant to Section 3-603(e)(1)(iii) of the Act, the Corporation expressly elects not to be governed by the provisions of Section 3-602 of the Act with respect to any business combination (as defined in Section 3-601 of the Act) involving Norman P. Leenhouts, Nelson B. Leenhouts or any present or future affiliates or associates (as such terms are defined in Section 3-601 of the Act), or any other person acting in concert or as a group with, either or both of them.

      9.3 TERMINATION OF REIT STATUS. The Board of Directors shall take no action to terminate the Corporation's status as a REIT or to amend the provisions of Article VII hereof until such time as (A) the Board of Directors adopts a resolution recommending that the Corporation terminate its status as a REIT or amend Article VII hereof, as the case may be, (B) the Board of Directors presents the resolution at an annual or special meeting of the stockholders and (C) such resolution is approved by at least a majority of all the votes entitled to be cast on the matter.

      9.4 REMOVAL OF DIRECTORS. Any director may be removed only for cause and only by the affirmative vote of stockholders holding at least a majority of all the votes entitled to be cast for the election of directors; provided, however, that in the case of any directors elected by holders of a class or series of capital stock other than Common Stock and except as otherwise provided by the terms of such capital stock, such directors may be removed without cause, but solely by the affirmative vote of stockholders holding at least a majority of all the votes of that class or series.

      9.5 CONTROL SHARES. Pursuant to Section 3-702(b) of the Act, the terms of Subtitle 7 of Title 3 of the Act shall be inapplicable to any acquisition of a share of Stock that would not result in a violation of Section 7.2 hereof.


                                 ARTICLE X
                                 LIABILITY

     To the fullest extent permitted under the Act or Section 5-349 of the Courts and Judicial Proceedings Code of Maryland or any successor thereto, as amended from time to time, no director or officer shall be liable to the Corporation for money damages for any breach of any duty owed by such director or officer to the Corporation. Neither the amendment or repeal of this Article, nor the adoption of any other provision in this Charter inconsistent with this Article, shall eliminate or reduce the protection afforded by this Article to a director or officer of the Corporation with respect to any matter which occurred, or any cause of action, suit or claim which but for this Article would have accrued or arisen, prior to such amendment, repeal or adoption.


                                ARTICLE XI
                              INDEMNIFICATION

     The Corporation, to the fullest extent permitted by Section 2-418 of the Act or any successor thereto, as amended from time to time, may indemnify any and all directors, officers, employees and agents of the Corporation from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section or successor thereto. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to actions in such person's capacity as a director, officer, employee or agent and as to actions in another capacity while holding such position, and shall continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of such a person. Neither the amendment or repeal of this Article XI, nor the adoption of any other provision in this Charter inconsistent with this Article XI, shall eliminate or reduce (A) the rights granted to any director, officer, employee or agent under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise or (B) the ability afforded the Corporation by this Article to indemnify a director, officer, employee or agent of the Corporation with respect to any matter which occurred, or any cause of action, suit or claim which accrued or arose, prior to such amendment, repeal or adoption.

             _________________________________________________

     THIRD: The amendment to and restatement of the Charter of the Corporation as hereinabove set forth has been duly advised by the Board of Directors and has been unanimously approved by the Board of Directors and the stockholders of the Corporation.

     FOURTH: The number of Directors of the Corporation and the names of those currently in office are set forth in Article VI of paragraph SECOND of these Articles of Amendment and Restatement.

     FIFTH: The amendment effected hereby does not increase the authorized stock of the Corporation or change the information required by subsection
(6)(2)(i) of Section 2-608 of the Act.

     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this ___ day of July, 1994 and its said President acknowledges under the penalties for perjury that these Articles of Amendment and Restatement are the corporate act of the Corporation and that, to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects.

                         Home Properties of New York, Inc.



                         By:       /s/ Nelson B. Leenhouts
                                        Nelson B. Leenhouts
                                        President
Attest:


/s/ Ann M. McCormick
Ann M. McCormick
Secretary